                                                                    Exhibit 11.1


                              INFOSEEK CORPORATION
                 STATEMENT OF COMPUTATION OF NET LOSS PER SHARE
                                  (UNAUDITED)
                    (In thousands, except per share amounts)


                                                  Three Months Ended               Nine Months Ended
                                                     September 30,                    September 30,
                                              ------------------------        ------------------------
                                                 1997            1996           1997            1996
                                              --------        --------        --------        --------
Net Loss                                      $ (4,493)       $ (3,696)       $(20,533)       $(11,986)

Weighted average common shares
outstanding during the period                   26,777          25,931          26,452          11,642

Shares related to SAB No. 55, 64
and 83                                            --              --              --             4,161

Conversion of preferred stock not
included in shares related to SAB
No. 55, 64, and 83                                --              --              --             4,534
                                              --------        --------        --------        --------

Total shares used in net loss per share         26,777          25,931          26,452          20,337

Net loss per share (Pro forma in 1996)        $  (0.17)       $  (0.14)       $  (0.78)       $  (0.59)
                                              ========        ========        ========        ========